As filed with the Securities and Exchange Commission on February 10, 2004
                                           Securities Act File No. 333-103294

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM SB-2/A
                                   AMENDMENT 3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        DENALI CONCRETE MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)
               Nevada                      3273                  88-0445167
 (State or other jurisdiction of     (Primary Standard         (IRS Employer
  incorporation or organization)  Industrial Classification  Identification No.)
                                       Code Number)


                        300 East 54th Avenue, Suite 200
                              Anchorage, AK 99513
                                 (907) 770-3709
          (Address and telephone number of principal executive offices and principal place of business)

                            Spencer R. ("Ray") Martin
                        Denali Concrete Management, Inc.
                         300 East 54th Avenue, Suite 200
                               Anchorage, AK 99513
                                 (907) 770-3709
            (Name, address and telephone number of agent for service)
                          Copies of Communications to:
                                Roger V. Davidson
                    Ballard, Spahr, Andrews & Ingersoll, LLP
              1225 17th Street, Suite 2300, Denver, Colorado 80202
                                 (303) 292-2400

     Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            CALCULATION OF REGISTRATION FEE

               Title and                        Proposed Maximum
           Amount of Securities                Aggregate Offering        Amount of
            to Be Registered(1)                       Price         Registration Fee
---------------------------------------------  -------------------  --------------------

400,000 Shares $0.001 par value common stock.  $           200,000  $                 19
---------------------------------------------  -------------------  --------------------
TOTAL . . . . . . . . . . . . . . . . . . . .  $           200,000  $                 19
---------------------------------------------  -------------------  --------------------

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution the number of shares registered pursuant to this Registration Statement automatically shall be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Calculated under Section 6(b)(2) of the Securities Act as $.000092 of the aggregate offering price.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section  8(a),  may  determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                                   PROSPECTUS


                       $50,000  MINIMUM  /  $200,000  MAXIMUM
                        DENALI  CONCRETE  MANAGEMENT,  INC.

                                  COMMON  STOCK

     This is our initial public offering. We are offering a minimum of 100,000 and a maximum of 400,000 shares of common stock. The public offering price is $0.50 per share. No public market exists for our shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares are offered on a minimum/maximum, best efforts basis directly through Mr. Ray Martin, our officer and director. No commission or other compensation related to the sale of the shares will be paid to Mr. Martin. The proceeds of the offering will be placed and held in an escrow account at Brighton Bank, N.A. until a minimum of $50,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date. Under no circumstances will the offering terminate later than __________________, 2004.


               Price to Public   Commissions   Proceeds to Company(1)
Per Share . .  $           0.50  $        -0-  $                  0.50

Minimum . . .  $         50,000  $        -0-  $                50,000

Maximum . . .  $        200,000  $        -0-  $               200,000

(1) Before deducting expenses of the offering payable by us which are estimated to total $35,000.

         The date of this Prospectus is, __________________, 2004.

                                PROSPECTUS  SUMMARY

ABOUT  OUR  COMPANY

     Denali Concrete Management, Inc. was originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com, Inc. Bridge Capital.com, Inc. was a nominally capitalized corporation which did not commence its operations until it changed it's name to Denali Concrete Management in March 2001. We are a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operates primarily in Anchorage, Alaska placing curb & gutter, sidewalks and retaining walls for state, municipal and military projects.

     We will be competing with a large number of concrete placement and construction companies. The concrete placement industry is highly fragmented and competitive, with several national concrete companies as well as a large number of smaller independent businesses serving local and regional markets

     We provide our customers with a broad range of concrete improvement services without committing significant capital to the acquisition and maintenance of an extensive asset base. Our relatively low capital and working capital requirements and variable cost structure should enable us to be competitive.

     In April 2001, we implemented our operating plan by offering concrete improvement services. For the 12 months ended December 31, 2002, we have generated revenues of $1,198,531 and had a net income of $40,383 from our operations. The proceeds from this offering are needed so we can continue operations and implement our growth and marketing plan. We intend to actively pursue contracts for providing concrete improvement services.

     Our principal executive offices are located at 300 East 54th Avenue, Suite 200, Anchorage, Alaska 99513. Our telephone number is (907) 770-3709.

SUMMARY  FINANCIAL  INFORMATION

     The following tables set forth summary financial and other equity information about us. You should read this summary information in conjunction with "Results of Operations" which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this registration statement.



                                                         Fiscal Year      Fiscal Year      Nine Months       Nine Months
                                                            Ended            Ended            Ended             Ended
                                                        Dec. 31, 2002    Dec. 31, 2001    Sept. 30, 2003    Sept. 30, 2002
                                                       ---------------  ---------------  ----------------  ----------------
Statement of Operations Data                                                                (Unaudited)        (Unaudited)
-----------------------------------------------------
Revenue . . . . . . . . . . . . . . . . . . . . . . .  $    1,198,531   $    1,604,480   $     1,038,263   $       924,722
-----------------------------------------------------  ---------------  ---------------  ----------------  ----------------
Total Operating . . . . . . . . . . . . . . . . . . .  $   (1,158,148)  $   (1,633,796)  $      (574,242)  $      (534,081)
Costs and Expenses
-----------------------------------------------------
Net Income (Loss) . . . . . . . . . . . . . . . . . .  $       40,383   $      (29,316)  $       (35,654)  $       (68,177)
-----------------------------------------------------  ---------------  ---------------  ----------------  ----------------
Net Income (Loss) . . . . . . . . . . . . . . . . . .  $         .006   $        (.005)  $         (0.01)  $         (0.01)
Per Share
-----------------------------------------------------
Shares Outstanding. . . . . . . . . . . . . . . . . .       6,370,430        6,370,430         6,370,430         6,316,287
-----------------------------------------------------  ---------------  ---------------  ----------------  ----------------
Balance Sheet Data
-----------------------------------------------------
Current Assets. . . . . . . . . . . . . . . . . . . .  $      193,386   $       80,201   $       533,323
-----------------------------------------------------  ---------------  ---------------  ----------------
Total Assets. . . . . . . . . . . . . . . . . . . . .  $      203,199   $       92,741   $       639,746
-----------------------------------------------------  ---------------  ---------------  ----------------
Total Liabilities . . . . . . . . . . . . . . . . . .  $       58,227   $       18,152   $       459,120
-----------------------------------------------------  ---------------  ---------------  ----------------
Shareholders' Equity. . . . . . . . . . . . . . . . .  $      144,972   $       74,589   $       180,626
-----------------------------------------------------  ---------------  ---------------  ----------------

ABOUT  OUR  OFFERING

     We are offering a minimum of 100,000 and a maximum of 400,000 shares of common stock. Upon completion of the offering, we will have 6,470,430 shares outstanding if the minimum is sold and 6,770,430 shares outstanding if all shares offered are sold. We will use the proceeds from the offering to lease, maintain and purchase equipment and if we raise more than the minimum offering we will implement our marketing and advertising plan.

                                  RISK  FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment.

     DENALI CONCRETE MANAGEMENT, INC. HAS ONLY LIMITED OPERATING HISTORY AND THERE IS NO ASSURANCE WE WILL CONTINUE TO BE PROFITABLE OR THAT YOUR INVESTMENT WILL HAVE FUTURE VALUE. Although our management has past experience in the concrete industry, Denali is a new business and investment in our company is risky. We have limited operating history so it will be difficult for you to evaluate an investment in our stock. For the 12 months ended December 31, 2002, we had revenue of $1,198,531 and a net income of $40,383, and for the six months ended June 30, 2003, we had revenue of $173,874 and a net loss of ($73,842). We cannot assure you that we will be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

     IF WE DO NOT RAISE MONEY THROUGH THIS OFFERING, WE WILL BE UNABLE TO MARKET AND EXPAND OUR BUSINESS AS EXTENSIVELY AS INTENDED. As of June 30, 2003, we had cash of $33,885 and receivables of $26,858. Our liabilities were $9,815 as of June 30, 2003. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business and sell our concrete services. We started our current operations in April of 2001. If we cannot raise money through this offering, we may have to seek other sources of financing or we may be forced to limit our business. Even if we raise the minimum amount of this offering, we may find it necessary to raise additional capital to fully implement our business plan. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.

     WE DO NOT HAVE BINDING CONTRACTUAL ARRANGEMENTS WITH OUR EXISTING CLIENTS. Our existing clients are those clients our management has had a previous relationship with and we do not have formal contractual arrangements in place with these clients. The absence of such contractual arrangements makes our future revenues and cash flow uncertain.

     WE OPERATE IN A HIGHLY COMPETITIVE AND FRAGMENTED INDUSTRY DOMINATED BY COMPETITORS WITH GREATER RESOURCES, FINANCIAL AND OTHERWISE, THAN WE POSSESS. THIS HAS AN ADVERSE EFFECT ON OUR ABILITY TO COMPETE IN OUR INDUSTRY. The concrete industry is highly fragmented and competitive, with several national concrete companies as well as a large number of smaller independent businesses serving local and regional markets. The majority of our competitors have greater financial and other resources than we do. Many of our competitors also have a history of successful operations and an established reputation within the industry. Contracts in the concrete placement service industry are generally gained or renewed through a competitive bidding process. Some of our competitors may be prepared to accept less favorable fee structures than us when negotiating or renewing contracts. Our inability to be competitive in obtaining and maintaining clients would have a material adverse effect on our revenues and results of operations.

     WE DEPEND ENTIRELY ON OUR EXECUTIVE OFFICER, MR. RAY MARTIN, TO IMPLEMENT OUR BUSINESS AND LOSING THE SERVICES OF MR. MARTIN WOULD PROBABLY PREVENT US FROM ACHIEVING AND SUSTAINING PROFITABLE OPERATIONS. We are heavily dependent upon the services of Mr. Martin to become established. We have no employment agreements with Mr. Martin. If we lost the services of Mr. Martin, it is questionable we would be able to find a replacement and this would probably prevent us from achieving and sustaining profitable operations.

     WE ARE DEPENDENT UPON THIRD PARTIES FOR CONCRETE EQUIPMENT AND SERVICES ESSENTIAL TO OPERATE OUR BUSINESS. We rely on third parties to lease equipment to us and provide driving services necessary for our operations. There have historically been periods of equipment shortages in the concrete industry, particularly in a strong economy. In the event we lose our current lease or are unable to secure another lease on equipment, our operations will be severely impacted. Further, if we receive insufficient concrete equipment or services from these third parties to meet our customers' needs, our business, results of operations and financial position could be materially adversely affected.

     GIVEN THE SEASONAL NATURE OF OUR WORK, WE ARE UNABLE TO OFFER OUR EMPLOYEES YEAR ROUND EMPLOYMENT AND, THEREFORE, WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING KEY EMPLOYEES. We face potential difficulties attracting employees during times when concrete services are in high demand. Our business is seasonal and we rely on our employees to return to work at the beginning of each new season. Typically our employees are hired on a seasonal basis without formal contract. We do not currently have any formal written agreements with any employees. We cannot assure that we will be successful in retaining current employees or that any employees who terminate their employment with us can be replaced.

     AS WE ARBITRARILY DETERMINED OUR OFFERING PRICE, IT CANNOT BE ASSUMED THAT IT ACCURATELY REFLECTS SHARE VALUE, IF ANY, OR THAT A TRADING MARKET WILL EVER DEVELOP FOR OUR SHARES AT THIS OR ANY OTHER PRICE. The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities.

     OUR STOCK WILL BE SUBJECT TO THE PENNY STOCK RULES WHICH IMPOSES SIGNIFICANT RESTRICTIONS ON THE BROKER-DEALERS AND MAY AFFECT THE RESALE OF OUR STOCK. If our stock is ever permitted to trade, we will likely be subject to rules relating to the trading of penny stocks. A penny stock is generally a stock that

     -    is  not  listed  on  a  national  securities  exchange  or  Nasdaq,
     -    is  listed  in  "pink  sheets"  or  on  the  NASD  OTC Bulletin Board,
     -    has  a  price  per  share  of  less  than  $5.00  and
     -    is  issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     -    determination  of  the  purchaser's  investment  suitability,
     -    delivery  of certain information and disclosures to the purchaser, and
     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. Because our common stock is subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist; and

     - such rules because it may affect an investor's ability to sell the stock, may also have a depressive effect on your stock price.

     SHARES OF STOCK THAT ARE ELIGIBLE FOR SALE BY OUR STOCKHOLDERS MAY DECREASE THE PRICE OF OUR STOCK. Upon completion of the offering, we will have 6,470,430 shares outstanding if the minimum is sold and 6,770,430 shares outstanding if the maximum is sold, of which 100,000 shares will be freely tradable if the minimum is sold or 400,000 if the maximum is sold. 6,370,430 shares currently outstanding may be sold pursuant to Rule 144 under the Securities Act, and the holders of such shares do not have to wait to sell their shares through an established market such as the OTC Bulletin Board or the Pink Sheets. If the current stockholders sell substantial amounts of our stock, then the market price of our stock could decrease.

     MR. RAY MARTIN AND RAY SMITH, AN AFFILIATE OF THE COMPANY, CONTROL DENALI CONCRETE MANAGEMENT, INC. WHICH LIMITS YOUR ABILITY TO DIRECT OUR ACTIVITIES. Messrs. Martin and Smith own and control a majority of our outstanding stock and will continue to hold a majority of the stock after this offering. As the majority shareholders, Messrs. Martin and Smith control all shareholder votes as well as the composition of the board and management. Messrs. Martin and Smith may not necessarily vote in a manner consistent with that of other shareholders.

     SINCE RICHARD HAWKINS, THE INDEPENDENT AUDITOR RETAINED BY THE COMPANY TO PREPARE AND DELIVER THE INDEPENDENT AUDITOR'S REPORT INCLUDED IN THIS REGISTRATION STATEMENT, IS NOT LICENSED TO PRACTICE IN THE STATE OF ALASKA, HE IS NOT SUBJECT TO DISCIPLINE BY THE ALASKA BOARD OF ACCOUNTANCY IF HE VIOLATES ALASKA STATE STANDARDS OF PRACTICE. Mr. Hawkins has applied for special visitor privileges to allow him to practice in the State of Alaska. However, until such privileges are granted, he is not subject to discipline by the Alaska Board of Accountancy if he violates Alaska state standards of practice and his audit and review work, therefore, is not subject to the same level of scrutiny applied to the audit and review work of persons who are subject to such disciplinary oversight.

                           FORWARD-LOOKING  STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this prospectus identify important risks and uncertainties, such as loss of significant customers, increased costs which cannot be passed through to our customers, our inability to raise adequate financings to finance operations and others affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                          DILUTION  AND  COMPARATIVE  DATA

     At June 30, 2003, we had a net tangible book value which is total assets less total liabilities of $44,869 or a net tangible book value per share of approximately $0.007. The following table shows the dilution to your equity interest without taking into account any changes in our net tangible book value after June 30, 2003, except the net proceeds received from our limited offering and sale of the minimum and maximum number of shares offered.


                                                 ASSUMING MINIMUM    ASSUMING MAXIMUM
                                                   SHARES SOLD         SHARES SOLD

Shares Outstanding.. . . . . . . . . . . . . .          6,470,430           6,770,430

Net tangible book value per share before the
offering . . . . . . . . . . . . . . . . . . .  $           0.007   $           0.007

Public offering proceeds at $0.50 per share
(after expenses).. . . . . . . . . . . . . . .         .  $15,000   $         165,000

Pro forma net tangible book value after the
offering . . . . . . . . . . . . . . . . . . .  $          59,869   $         209,869

Per share increase attributable to Purchase of
shares by new investors. . . . . . . . . . . .  $           0.002   $           0.024

Pro forma net tangible book value per share
after offering . . . . . . . . . . . . . . . .  $           0.009   $           0.031

Dilution per share to new investors. . . . . .  $           0.491   $           0.469

Percent dilution . . . . . . . . . . . . . . .                 98%                 94%

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of December 31, 2002:


                                     Total  Consideration
                      Shares  Owned                        Average  Price
                       Number        %      Amount         Per Share

Present Shareholders
  Minimum Offering .  6,370,430       100.0  $133,905      $     .021
  Maximum Offering .  6,470,430        27.2   183,905            .028
                      6,770,430        59.9   333,905            .049
New Investors
  Minimum Offering .    100,000         1.6  $ 50,000      $      .50
  Maximum Offering .    400,000         5.9   200,000             .50

     The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering. Of our Present Shareholders, the founders and principal shareholders own 6,005,000 shares for which they paid $6,005, while 365,430 shares were sold to accredited investors for a total of $127,900.

     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund Denali, but will only own a small percentage of our shares. New investors will contribute $50,000 if the minimum is raised or $200,000 if the maximum offering is raised, compared to $133,905 contributed by current shareholders. Further, if the minimum is raised, new investors will own only 1.6% of the total shares and if the maximum is raised new investors will own only 5.9% of the total shares.

                                 USE  OF  PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $35,000 is $15,000 if the minimum number of shares is sold and $165,000 if the maximum number of shares is sold.

     The following table sets forth our estimate of the use of proceeds from the sale of 100,000; 200,000; 300,000 and 400,000 shares. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.




                                  Assuming                          Assuming
                                  Sale of                           Sale of
                                  100,000    Assuming   Assuming    400,000 Shares
                                  Shares     Sale of    Sale of    (Maximum
                                 (Minimum    200,000    300,000     Offering)
                                 Offering)   Shares     Shares

Total Proceeds. . . . . . . . .  $  50,000  $ 100,000  $  150,000  $       200,000
Less Estimated Offering . . . .  $  35,000  $  35,000  $   35,000  $        35,000
Expenses

Net Proceeds Available. . . . .  $  15,000  $  65,000  $  115,000  $       165,000

Use of Net Proceeds
  Equipment lease, maintenance
    and purchase. . . . . . . .  $   5,000  $  35,000  $   45,000  $        55,000
  Advertising . . . . . . . . .  $       0  $  10,000  $   20,000  $        20,000
  Working capital . . . . . . .  $  10,000  $  20,000  $   50,000  $        90,000

TOTAL NET PROCEEDS. . . . . . .  $  15,000  $  65,000  $  115,000  $       165,000

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including wages and salaries (30% of working capital), professional fees (10% of working capital), expenses and other administrative costs (50% of working capital). Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital (10% of working capital) and revenues generated from our operations. If we receive less than the entire offering amount, funds will be applied according to the priorities outlined above. Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                           DETERMINATION  OF  OFFERING  PRICE

     The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities.

                             DESCRIPTION  OF  BUSINESS

GENERAL

     Denali Concrete Management, Inc. was originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com, Inc. Bridge Capital.com, Inc. was a nominally capitalized corporation which did not commence its operations until it changed it's name to Denali Concrete Management in March 2001. We are a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operates primarily in Anchorage, Alaska placing curb & gutter, sidewalks and retaining walls for state, municipal and military projects. We outsource approximately 30% of our work to subcontractors. We have long standing relationships with several subcontractors, and we do not sign long term contracts with them.

OUR  BUSINESS

     Our initial focus will be providing concrete improvements services in and around the Anchorage area. Strategically located in a fast developing city, Anchorage, we intend on working toward establishing a steady clientele and orders for our services. We will also actively seek other concrete and construction companies that are interested in outsourcing their concrete improvements needs. Our primary interest is in placing curb & gutter, sidewalks and retaining walls for state, municipal and military projects.

     Our current operations include concrete improvements services for several ongoing projects. We are also placing curb and gutter for several construction projects in central Anchorage area.

OVERVIEW  OF  OPERATIONS

     Concrete preparation and placement includes the forming for various structures, construction of the reinforcement grids and the placing and finishing of the concrete. More specifically, it includes the process of producing the proper forms, site preparation, filling the forms with concrete of the correct specification, allowing time for necessary curing, removal of forms, and surface finishing. The above process applies to projects as simple as construction of a walkway 6 inches thick containing only reinforcing wire to a project as complex as the construction of piers for a bridge that requires extensive engineering and site preparation. Pre-fabricated reinforced concrete shapes such as bridge beams that are produced in a factory setting are not addressed in this guide since it is considered a manufacturing rather that construction process.

     Concrete forms used in the construction industry tend to be custom built and discarded after use, but the high labor cost has produced a trend toward standardized and reusable forms. In the latter type of concrete work, careful supervision may be provided by the customer as well as governmental and regulatory authorities.

     Concrete placing and finishing is labor intensive especially where the shapes, size, or distances are unique. However, some kinds of concrete placement use a surprising amount of sophisticated equipment for high speed production. Sometimes concrete is sprayed on a form to produce a vessel of some type such as a swimming pool. This process is called pneumatic mortar or guniting. Another kind of concrete construction found frequently is tilt wall construction, where concrete wall sections are formed in simple forms at the job site and raised to the vertical position to form walls that may or may not be load bearing.

     Concrete pumps are used in a construction setting when the designated area needing concrete cannot be accessed by a ready mix concrete truck. Special equipment such as a pumper trucks may be used, for example, where the ground circling a residential foundation form is inaccessible to mixer trucks due to soft ground, etc., or where the cement must be placed behind other structures such as a backyard patio. Pumpers are also used for parking lots and multi-story commercial buildings. However, there is limitation on lift distance of approximately 120 feet in height depending on the type of "mud" (concrete) being pumped. Cranes and buckets must be used for sky scrapers of extreme height. A concrete pumper is a piece of equipment that is usually pulled behind another vehicle. Hoses of various sizes can be attached to it depending on the job being performed and the type of "mud" being pumped. We use a Gomaco curb machine to place 80% of all of our curb and gutter. The machine is a 1998 series and is capable of placing up to 500 feet of 12" curb per hour. The average placement rate is closer to 150 feet per hour due to the type of projects that are most prevalent in the Anchorage area.

     The other equipment used in the course of our work are tools for forming and finishing concrete. These are primarily hand tools that are used on each project to place forms and concrete for sidewalks, walls and some curb and gutter. The Company does prefabricate forms for walls whenever practical. We also have commercial forms made of metal to assist in the placement of sidewalks and some curb and gutter.

     The Company purchases most of the concrete it uses from two Anchorage suppliers. Klondike Concrete furnishes most of the concrete for projects that are constructed in north and east Anchorage and northeasterly outside of Anchorage. Anchorage Sand and Gravel furnishes the concrete for south Anchorage. Both of these companies provide good service and between the two have been able to provide us with concrete when it was required.

CONCRETE  INDUSTRY  IN  ALASKA

     Five concrete companies operate in the Anchorage area with two of them headquartered in Washington State. According to a research performed by the Company's management, these five companies, which are our competitors, do 80% of the curb & gutter and sidewalk work in Alaska, with most of the concrete work done in Anchorage. We plan to initially target the Anchorage market and would consider expanding to other areas of Alaska upon generating approximately
$200,000  of  working  capital  from  operations.


OPERATING  STRATEGY

       Our operating strategy is to provide high quality concrete improvement services that position us as a preferred contractor in Alaska. We do not compete primarily on a price basis, but on a price and quality basis. We seek to effect this strategy by providing reliable, time-definite services. Our operating control partly depends on our ability to attract and retain employees, and we have to compete with other concrete service companies for those employees. To date, our business has not experienced any difficulties attracting and retaining employees, largely due to our attention to better scheduling procedures, which allows us to have a more productive and, therefore, stable work force. Our employees also currently have the option of participation in health and/or retirement plans, partly at company expense, or receipt of the cost of those plans in the form of an increase in wages, although there is no guarantee that we will be able to continue to offer this benefit. We hope that this will allow us to continue to attract and retain sufficient qualified employees to establish and maintain profitable operations; however, we anticipate that competition for qualified employees will remain intense.

     Most of our work is for smaller projects that are limited in scope of work to be performed and time. Almost all projects are bid competitively. Many of our projects are for the Alaska Department of Transportation, but we act as a subcontractor to the general contractor.

     The Company has no leasing or driving agreements and as our business does not involve driving services (the delivery of a completed product to a customer by delivery vehicle), we neither provide them to ourselves nor to others.

     None of the Company's "payroll expense" listed under "Results of Operations" includes payments to subcontractors as those costs are included in "cost of revenue."

       We believe that our operating strategy will position us to capitalize on evolving trends in the concrete industry. While municipal and military projects are reducing their number of approved concrete contractors to a small group of core companies, we hope that our commitment to customer service and the performance of quality work on a timely basis will allow us to become one of those core companies. Also, as a small company with the capability to offer competitive pricing and quality services, we hope to remain competitive in the future .

BUSINESS  CYCLE

     Historically, sectors of the concrete industry have been cyclical as a result of economic recession, customers' business cycles, increases in prices in materials and in prices charged by third-parties, interest rate fluctuations and other economic factors over which we have no control. Increased operating expenses incurred by us as a result of increased cost of material can be expected to result in higher costs to us, and our net revenues and income from operations could be materially adversely affected if we were unable to pass through to our customers the full amount of increased material costs. Economic recession or a downturn in our customers' business cycles also could have a material adverse effect on our operating results if the volume of orders by those customers were reduced. Further, the cost of attracting and maintaining employees rises as a result of adverse economic changes will result in higher cost to us if we are unable to pass this cost through to our customers.

PRINCIPAL  CUSTOMERS

       The following Anchorage, Alaska companies account for the indicated percentages of the our customers' revenue at present: Summit Roads, Inc. (39%) and Wilder Construction (42%). While Summit Roads filed for bankruptcy protection in 2002, we were able to collect Summit's receivables during 2003 because Summit was required to obtain a bond for all work which we performed for them. While the loss of either of these accounts would have a temporary negative impact on the our business revenue and profits, we believe that such a negative impact would be temporary and the work could be replaced with existing or new customers due to what management, based upon their experience in the industry, perceives as our favorable competitive pricing structure.

       As Summit Roads was dissolved pursuant to a bankruptcy proceeding, it will not continue as a customer. We do not believe that this will have a significant long term negative effect on us, however, as we have replaced Summit Roads lost business with increased business with existing customers.

COMPETITION

     Our industry is highly competitive and fragmented. Our business competes primarily against other domestic non-asset-based and asset based concrete and masonry companies. Competition is based primarily on rates, quality of service, such as quality of material, on-time project completion, and scope of operations.

     There are a number of other concrete and masonry companies that may have substantially greater financial resources, operate more equipment or have more existing customers than we do. Our local competition includes, but is not limited to A Plus Concrete, M&M Contractors, Janus Bros. Inc. and other companies. We believe that our competitive position with these and other competitors varies from project to project.


     We  primarily  work  on  three  categories  of  projects:

     (1)  Road and highway improvements.  We have three main competitors in this
          -----------------------------
category; two are headquartered in Washington state and the third is located in Anchorage. We rank second in volume of work in this category.

     (2)  Airfield  hardstands  and  taxiways.  We  have two main competitors in
          -----------------------------------
this category, and they are both located in Anchorage. We rank third in volume of work in this category.

     (3)  Parking  Lot  Improvements.  We  have  six  main  competitors  in this
          --------------------------
category, all located in Anchorage. We rank sixth in volume of work in this category.


     Some of our competitors may be prepared to accept less favorable fee structures than us when bidding for contracts. There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described, will not have a material adverse effect on our business, results of operations and financial condition.

     We have yet to establish our reputation and develop name recognition. We intend to become competitive by offering better service and prices than our competitors.

     Our primary emphasis is service, especially to our repeat customers, rather than price alone. However, the industry in which we operate is extremely price sensitive and we are responsive to competitive price pressures.

     As a small business and to effectively compete with larger companies, we have chosen a non-asset based structure. This provides greater flexibility and allows us to accept more jobs without having to purchase or lease additional equipment. This also increases our name recognition in the local market. When we commit to a contract with a client for a job that is too large for our own capacity, we may engage services of several independent contractors for different parts of the job. We receive revenue for our concrete placement service and our total cost includes fees paid to independent contractors.

     We also compete with other concrete and masonry companies in hiring qualified employees. Although we currently have an adequate number of employees, there can be no assurance that we will not be affected by a shortage of qualified employees in the future. Significant employee turnover is a problem within the industry as a whole. In addition, the concrete and masonry industry is experiencing a diminished workforce of qualified workers. As a result, we must compete with other concrete service companies for the employees. We anticipate that the intense competition for qualified employees in the concrete industry will continue.

MARKETING  AND  ADVERTISING

       We intend to market high quality, on-time services in the concrete improvements services market. Our range of operations is statewide, with a particular emphasis on Anchorage.

     We currently have one employee who develops and implements our advertising strategies, including identifying clients and developing business relationships with local businesses. Additionally, this person is responsible for soliciting advertising contracts. We intend to increase the size of our sales force as our sales and revenues increase. We intend to use print advertising, direct mail and local telephone directories as our initial advertising and marketing methods.

     Our marketing strategy is to emphasize our commitment to high levels of service, flexibility, responsiveness, analytical planning and information management in order to serve customers' demands for time definite pickup and delivery. We are seeking to establish, maintain and strengthen our presence with prospective customers.

     We maintain a strong commitment to expanding our relationships with our customers. Projects ordered by repeat customers will be monitored on a regular basis, allowing us flexibility in responding rapidly to the varying service demands of our customers.

GOVERNMENTAL  REGULATION

     The concrete industry is subject to regulatory oversight and legislative changes which can affect the economics of the industry by requiring certain operating practices or influencing the demand for, and the costs of providing, services to shippers. Various state agencies that have jurisdiction over us, have broad powers, generally governing such matters as rates and charges, certain mergers, consolidations and acquisitions, and periodic financial reporting. Rates and charges are not directly regulated by these authorities. State agencies impose tax, license and bonding requirements.

     Our operations are subject to federal, state and local laws and regulations concerning the environment. We have not received any notices from any regulatory authority relating to any violation of any environmental law and incur no material costs specifically related to compliance with such laws. Presently, our only environmental requirements are eliminating release of harmful substances and have required only minimal expense to the Company for the purchase of leak-proof barrel pallets and the use of petroleum-free cutting compounds, both of which are readily available, commonly used and of minimal additional expense. To date, we have not engaged in any projects that have required dealing with environmental restrictions peculiar to the concrete industry. Should in the future an opportunity arise which would require compliance with additional environmental restrictions, the costs of compliance with those restrictions and/or limitations would be taken into consideration when bidding the project and be passed along to either the prime contractor or the owner.

EMPLOYEES

     Mr. Ray Martin, our president, will devote full time in order to run the business of Denali. Other than Mr. Martin, we currently have 12 full time employees. All of our employees are seasonal, work 6 to 7 months annually, and are employed full time (at least 40 hours per week) during our construction season. At present, we do not intend to hire additional full time employees until such time as our operations require.

PROPERTIES

     Our principal address is 300 East 54th Avenue, Suite 200, Anchorage, Alaska 99513. Our president provides this office space at no cost to us and will continue this arrangement until such time as we generate sufficient revenue to rent.

LEGAL  PROCEEDINGS

     We are not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Denali have been threatened.


    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

     Denali Concrete Management, Inc. was originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com, Inc. The Company changed it's name to Denali Concrete Management in March 2001. We are a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operates primarily in Anchorage, Alaska placing curb & gutter, sidewalks and retaining walls for state, municipal and military projects.

       There are no trends, events, or uncertainties known to us that are reasonably likely to have a material impact on our business. For the following reasons, we are optimistic regarding government contracts as a potential source of future business. Given Alaska's close proximately to Eastern Asia and the Arctic Circle, the federal government has located four large military bases and a primary base of operations for the strategic missile defense system in Alaska. These facilities evidence long term federal commitments which could represent future sources of business for us. Additionally, the state of Alaska and municipalities located with the state must continue to maintain and improve infrastructure, sometimes with federal matching funds of up to 80%. This also could represent future sources of business for us.

RESULTS  OF  OPERATIONS

     The following table sets forth for the periods indicated selected income statement data expressed as a percentage of revenue:


                                                      %  of                     %  of
                                                      -----------              --------
                                           2002       Revenue       2001        Revenue
                                          ----------  -----------  ----------  --------
                                          $1,198,531    100.00     $1,604,480    100.00
Revenue
Cost of revenue. . . . . . . . . . . . .     411,162     34.31        798,094    49.74
                                          ----------               ----------
Gross profit . . . . . . . . . . . . . .     787,369     65.69        806,386    50.26

Expenses
 Consulting. . . . . . . . . . . . . . .     142,198     11.86        120,951     7.54
 Depreciation. . . . . . . . . . . . . .       2,727      0.23          1,097     0.07
   Equipment rental. . . . . . . . . . .       3,797      0.32          2,280     0.14
   Health insurance. . . . . . . . . . .      17,086      1.43          7,278     0.45
   Insurance . . . . . . . . . . . . . .      43,803      3.65          8,147     0.51
   Lease for lot . . . . . . . . . . . .       3,500      0.29            830     0.05
   Legal and accounting. . . . . . . . .      17,315      1.44         10,048     0.63
   General and Administrative. . . . . .      32,343      2.70         26,210     1.63
   Payroll costs . . . . . . . . . . . .     482,016     40.22        658,695    41.05
                                          ----------               ----------
        Total expenses . . . . . . . . .     744,785     62.14        835,536    52.08
                                          ----------               ----------
  Net income (loss) from operations. . .      42,584      3.55        (29,150)   (1.82)

Other income and (expense)
 Interest expense. . . . . . . . . . . .       (248)                     (166)   (0.01)
                                          ----------               ----------
Net income (loss) prior to income taxes.      42,336      3.53        (29,316)   (1.83)

Provision for income taxes
 Federal income tax expense-current. . .       1,953      0.16              0     0.00
                                          ----------               ----------
Net income (loss). . . . . . . . . . . .   $  40,383      3.37        (29,316)   (1.83)
                                          ==========               ==========

     The following table sets forth for the nine months ended September 30, 2003 and 2002 selected income statement data expressed as a percentage of revenue:


                                             % of                     % of
                                             --------                ----------
                                 2003        Revenue    2002          Revenue
                                -----------  --------  ------------  ----------

Revenue. . . . . . . . . . . .  $1,038,263     100.00   $  924,722       100.00

Cost of revenue. . . . . . . .     427,572      41.18      322,217        34.84
                                -----------             -----------
Gross profit . . . . . . . . .     610,691      58.82      602,505        65.16

Expenses
 . Consulting. . . . . . . . .      32,912       3.17       97,886        10.59
 . Depreciation. . . . . . . .       3,750       0.36          675         0.07
   Equipment rental. . . . . .       2,956       0.28        3,325         0.36
   Health insurance. . . . . .       7,494       0.72       11,799         1.28
   Insurance . . . . . . . . .      48,016       4.62       44,897         4.86
   Lease for lot . . . . . . .       8,245       0.79          600         0.06
   Legal and accounting. . . .       9,837       0.95        1,490         0.16
   General and Administrative.      20,901       2.01       20,335         2.20
   Payroll costs . . . . . . .     440,131      42.39      353,074        38.18
                                -----------             -----------
        Total expenses . . . .     574,242      55.31      534,081        57.76
                                -----------             -----------
Net income (loss). . . . . . .      36,449       3.51       68,424         7.40
from operations


12 MONTHS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001, AND 9 MONTHS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002.

Revenue.

     Revenue for the 12 months ended December 31, 2002 decreased 25.3% to $1,198,531 from $1,604,480 for the same period in 2001. The decrease was primarily due to fewer large projects in 2002 than in 2001 (above $200,000), which projects require decreased profit margins to be competitive.

       Revenue for the nine months ended September 30, 2003 increased 12.28% to $1,038,263 from $924,722 for the same period in 2002. This increase is primarily attributable to the fact that the Company secured and worked more projects during the first nine months of 2003 than for the comparable period in 2002.

Cost  of  Revenue.

     Cost of revenue for the 12 months ended December 31, 2002 decreased 48.5% to $411,162 from $798,094 for the same period in 2001. The decrease in cost of revenue is primarily attributable to the fact that the Company secured fewer contracts in 2002 than in 2001. In 2002, the average project on which the Company worked was of smaller scale than the average project in 2001. This helped reduce costs of revenue through the Company's realization of greater labor efficiencies (less overtime).

       Cost of revenue for the nine months ended September 30, 2003 increased 32.70% to $427,572 from $322,217 for the same period in 2002. This increase is attributable to an increase in revenue over the comparable period in 2002 and higher labor costs per unit of work performed (more overtime) for the first nine months of 2003 than for the comparable period in 2002.

Gross  Profit.

       Gross profit for the 12 months ended December 31, 2002 decreased 2.4% to $787,369 from $806,386 for the same period in 2001. The decrease in gross profit is primarily attributable to a decrease in revenue in 2002 from 2001. The decrease in gross profit from 2001 to 2002 was proportionately less than the decrease in revenue between those years because of the decrease in cost of revenue as discussed immediately above. Additionally, the decrease in revenue in 2002 from 2001, attributable to fewer large projects over the same time period, resulted in a higher ratio of management hours per crew hours in 2002 over 2001 as management was more available and therefore able to provide more intensive supervision of crews over that time period. While management hours cost us more than crew hours, that increased cost was more than offset by greater efficiencies, and therefore cost savings, in crew utilization.

       Gross profit for the nine months ended September 30, 2003 increased 1.36% to $610,691 from $602,505 for the same period in 2002. Gross profit increased proportionately less than the increase in revenue over the same period primarily due to higher labor costs per unit of work performed (more overtime) for the first nine months of 2003 than for the comparable period in 2002.

Consulting  Expenses.

      Consulting expenses for the 12 months ended December 31, 2002 increased 17.3% to $142,198 from $120,951 for the same period in 2001. Services performed in connection with the "consulting" fees included business evaluation, business plan development and implementation, corporate structure, research, development and improvement of the company's business. The increase in consulting expenses is attributable to increased management activity which included increased use of outside consultants. The Company believes that this will result in better future management practices. Spencer "Ray" Martin, our sole director and officer, and Raymond L. Smith, a majority shareholder, have entered into consulting agreements with the Company for which they were paid $77,324 and $33,500, respectively, during 2001. Mr. Martin was paid $126,294 for consulting services for the 12 months ended December 31, 2002, while Mr. Smith was not paid any consulting fees for this time period. (Also see "Certain Relationships and Related Transactions").

       Consulting expenses for the nine month period ended September 30, 2003 decreased 66.38% to $33,912 from $97,886 for the same period in 2002. This decrease is primarily attributable to a delay in procuring the services of consultants in 2003 due to the fact that unseasonably harsh weather delayed the start of the 2003 work season.

Depreciation  Expense.

     Depreciation expense for the 12 months ended December 31, 2002 increased 150% to $2,727 from $1,097 for the same period in 2001. The increase in depreciation expense is primarily attributable to the purchase of additional depreciable assets during 2002.

      Depreciation expense for the nine month period ended September 30, 2003 increased 455% to $3,750 from $675 for the same period in 2002. This increase is primarily attributable to the purchase of additional depreciable assets during the first nine months of 2003.

Equipment  Rental  Expense.

     Equipment rental expense for the 12 months ended December 31, 2002 increased 66.5% to $3,797 from $2,280 for the same period in 2001. Although the sales have decreased for the year 2002, the increase in equipment rental expense is due to the nature of the contracts completed and is attributable to the Company's increased demand for equipment required to place walls during production. The Company elected to lease rather than purchase the required equipment.

       Equipment rental expense for the nine months ended September 30, 2003 decreased 11.1% to $2,956 from $3,325 for the same period in 2002. This decrease is primarily attributable to the fact that different types of projects require varying amounts of rental equipment. For the first nine months of 2003, the company performed projects requiring less rental equipment than during the comparable period in 2002.

Health  Insurance  Expense.

     Health insurance expense for the 12 months ended December 31, 2002 increased 135% to $17,086 from $7,278 for the same period in 2001. The increase in health insurance expense is attributable to a general industry-wide increase in premium costs for health care coverage.

       Health insurance expense for the nine months ended September 30, 2003 decreased 36.49% to $7,494 from $11,799 for the same period in 2002. This decrease is primarily attributable to the fact that several employees opted out of health insurance coverage in response to increases in overall premium costs and the resulting increasing cost of participating employee contributions to such premiums.

Insurance  Expense.

     Insurance expense for the 12 months ended December 31, 2002 increased 438% to $43,803 from $8,147 for the same period in 2001. The increase in insurance expense is attributable to a shared insurance expense and a resulting group rate for 2001 which was not available in 2002.

       Insurance expense for the nine months ended September 30, 2003 increased 6.95% to $48,016 from $44,897 for the same period in 2002. This increase is primarily attributable to the generally rising cost of insurance coverage.

Lease  Expense.

     Lease expense for the 12 months ended December 31, 2002 increased 322% to $3,500 from $830 for the same period in 2001. The increase in lease expense is attributable to an increase in leased office space and the decision to lease our own equipment storage location rather than sharing one with another company.

      Lease expense for the nine months ended September 30, 2003 increased to $8,245 from $600 for the same period in 2002. This increase is primarily attributable to an increase in the amount of office space leased and the decision to lease our own equipment storage location rather than sharing one with another company.

Legal  and  Accounting  Expense.

     Legal and accounting expense for the 12 months ended December 31, 2002 increased 72% to $17,315 from $10,048 for the same period in 2001. The increase in legal and accounting expense is attributable to an increase in corporate activity requiring additional legal counsel and increased accounting activity due to pursuit of the Company's expansion and financing plans.

       Legal and accounting expense for the nine months ended September 30, 2003 increased 560% to $9,837 from $1,490 for the same period in 2002. This increase is primarily attributable to collection in 2003 of amounts due from Summit Roads, a company for which we had performed work in 2002 and which had subsequently filed for bankruptcy.

Payroll  Expense.

     Payroll expense for the 12 months ended December 31, 2002 decreased 27% to $482,016 from $658,695 for the same period in 2001. The decrease in payroll expense is attributable to the fact that in 2002, the Company worked on proportionately smaller, less time sensitive projects than in 2001. This allowed our scheduled overtime hours to decrease significantly. In addition, our total gross revenue was reduced which resulted in a reduction of overall labor hours.

       Payroll costs for the nine months ended September 30, 2003 increased 24.66% to $440,131 from $353,074 for the same period in 2002. This increase is primarily attributable to higher labor costs per unit of work performed (more overtime) for the first nine months of 2003 than for the comparable period in 2002.

General  and  Administrative  Expense.

     General and administrative expense for the 12 months ended December 31, 2002 increased 23% to $32,343 from $26,201 for the same period in 2001. The increase in general and administrative expense is attributable to the full time participation of an office manager. (We do not view an office manager as a significant employee. Office manager's duties include general administrative and bookkeeping services.)

      General and administrative expenses for the nine months ended September 30, 2003 increased 2.78% to $20,901 from $20,335 for the same period in 2002. This increase is primarily attributable to an increase in revenue in 2003.

Net  Income

     Net income for the 12 months ended December 31, 2002 increased to $40,383 from a net loss of ($29,316) for the same period in 2001. The increase was due primarily to the Company's realization of greater labor efficiencies (less overtime) as discussed above under Cost of Revenue.

      Net income from operations for the nine months ended September 30, 2003 decreased 46.73% to $36,449 from $68,424 for the same period in 2002. This decrease is primarily attributable to higher costs, primarily labor costs as discussed above, for the first nine months of 2003 over the comparable period in 2002.

LIQUIDITY  AND  CAPITAL  RESOURCES

     The Company's sources of liquidity and capital resources historically have been net cash provided by operating activities and issuance of stock. The Company's principal uses of cash have been to fund operations and acquisitions.

       The Company's accounts receivable increased approximately 180% between December 31, 2001 and December 31, 2002 while the Company's accounts payable increased approximately 350% between December 31, 2001 and December 31, 2002. These increases are primarily attributable to the bankruptcy in 2002 of one of our principal customers, Summit Roads, which previously accounted for approximately 39% of our revenue. While we were successful in 2003 in collecting all amounts due from Summit Roads for work performed in 2002 as Summit Roads was required to provide a bond to ensure payment for all such work, this did detrimentally affect cash flow resulting in an increase in accounts receivable at December 31, 2002 over 2001 and the deferral of the payment of some 2002 invoices until 2003 with a corresponding increase in accounts payable at December 31, 2002 over 2001. The deferred collection of amounts due from Summit Roads caused us to defer paying certain accounts payable longer than usual as we simply did not have funds available to make such payments. There were no material consequences to the Company as a result of these increases and, as this was an isolated event, management does not anticipate that this reflects a trend that will continue into the future.

     The following table reflects comparative cash flows for the Company for the years ended December 31, 2002 and 2001:



                        DENALI CONCRETE MANAGEMENT, INC
                    STATEMENT OF CASH FLOWS-INDIRECT METHOD
                 FOR THE YEARS ENDED DECEMBER 31, 2002 and 2001


                                                           2002       2001
                                                        ----------  ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) . . . . . . . . . . . . . . . . . . . . . .     40,383   $(29,316)
Adjustments to reconcile net income
to net cash provided by operating activities
Depreciation . . . . . . . . . . . . . . . . . . . . .      2,727      1,097
Increase in accounts receivable. . . . . . . . . . . .   (107,756)   (61,345)
Increase in deposits . . . . . . . . . . . . . . . . .          0       (265)
Increase in accounts payable . . . . . . . . . . . . .     41,927     11,937
Increase in taxes payable. . . . . . . . . . . . . . .      1,953          0
Increase in accrued interest payable and garnishments.       (416)       416
Increase in payroll taxes payable. . . . . . . . . . .        411      1,799
                                                        ----------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . .    (20,771)   (75,677)

INVESTING ACTIVITIES
Purchase of assets . . . . . . . . . . . . . . . . . .          0    (13,637)

FINANCING ACTIVITIES
Sale of common stock . . . . . . . . . . . . . . . . .     30,000    103,905
Short term borrowings. . . . . . . . . . . . . . . . .     (3,800)     4,000
                                                        ----------  ---------
NET CASH REALIZED FROM FINANCING ACTIVITIES. . . . . .     26,200    107,905
                                                        ----------  ---------

INCREASE IN CASH AND CASH EQUIVALENTS. . . . . . . . .      5,429     18,591
CASH AND CASH EQUIVALENTS AT BEGINNING . . . . . . . .     18,591          0
                                                        ----------  ---------
CASH AND CASH EQUIVALENTS AT ENDING. . . . . . . . . .  $  24,020   $ 18,591
                                                        ==========  =========

     The following table reflects comparative cash flows for the Company for the nine months ended September 30, 2003 and 2002:


                  DENALI CONCRETE MANAGEMENT, INC
              STATEMENT OF CASH FLOWS-INDIRECT METHOD
        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 and 2002


                                                 2003        2002
                                              ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) . . . . . . . . . . . . . . . . .  $  35,654   $  68,178

Adjustments to reconcile net income
to net cash provided by operating activities

Depreciation . . . . . . . . . . . . . . . .      3,750         675
Increase in accounts receivable. . . . . . .   (329,594)   (196,077)
Increase in deposits . . . . . . . . . . . .          0           0
Increase in accounts payable . . . . . . . .    171,677     105,758
Increase in taxes payable. . . . . . . . . .     (1,953)       (415)
Increase in accrued payables . . . . . . . .          0           0
Increase in payroll taxes payable. . . . . .    101,930      15,701
                                              ----------  ----------

NET CASH PROVIDED

BY OPERATING ACTIVITIES. . . . . . . . . . .    (18,536)     (6,180)

INVESTING ACTIVITIES
    Purchase of assets . . . . . . . . . . .    100,360       2,200

FINANCING ACTIVITIES
Sale of common stock . . . . . . . . . . . .          0           0
Borrowings for equipment purchases . . . . .     50,000           0
Short term . . . . . . . . . . . . . . . . .     79,239           0
borrowings
Pay off of short term borrowings . . . . . .          0      (4,000)
                                              ----------  ----------
Net cash realized
from financing activities. . . . . . . . . .    129,239      19,000
                                              ----------  ----------
Increase in cash and equivalents . . . . . .     10,343      10,620
Cash and cash equivalents at beginning . . .     24,020      18,591
                                              ----------  ----------
Cash and equivalents at ending . . . . . . .  $  34,363   $  29,211
                                              ==========  ==========


     The Company does not have any current plans for capital acquisitions. The Company experienced a 76% increase in accounts receivable from 2001 to 2002 due to several late invoices. The Company also experienced a 250% increase in accounts payable from 2001 to 2002 due to late payments on outstanding invoices. The Company believes that its current cash needs can be met with cash on hand, continued operations and expected collections of accounts receivable. The Company will utilize the proceeds from this public stock offering to expand operations and for general working capital purposes.


                             MANAGEMENT

NAME                     AGE              POSITION              SINCE
-----------------------  ---  --------------------------------  -----
Spencer R. "Ray" Martin   36  President, CEO and sole Director   2001

     RAY MARTIN, PRESIDENT, CEO AND DIRECTOR. Mr. Martin was a superintendent for Summit Paving from 1997 to 2001. His expertise included supervising, training, organizing, and motivating multiple crews and jobs, scheduling subcontractors, suppliers, and inspectors, maintaining open communications with all participants in all phases of concrete construction. In addition, he was responsible for bidding and invoicing jobs, reviewing payroll, and performing all phases of concrete construction (heavy highway, industrial, curb and gutter, structural walls and bridges, decorative concrete/exposed aggregate, consumer and commercial concrete work). He worked as a foreman with Koho Contracting from 1996 to 1997, and with Odie's Concrete from 1991 to 1996. Mr. Martin was operating heavy equipment, forming and finishing all phases of concrete construction and supervising and training the crew.

                                  COMPENSATION


     The Company does not have employment contracts with its executive officer. We paid Mr. Martin $126,294 for consulting services for the 12 months ending December 31,2002, and $77,324 for all of 2001. No other form of compensation, including bonus or options was received by any executive officer or director. The increase in Mr. Martin's compensation from 2001 to 2002 is attributable to the increase in his duties and responsibilities over time.




                     Annual Compensation                            Long-Term Compensation
            ---------------------------------------  -------------------------------------------------
                                                             Awards                    Payouts
                                                     ------------------------  -----------------------
                                          Other                                            All other
Name and                                 Annual      Restricted   Securities             Compensation
Principal                             Compensation      Stock     Underlying     LTIP         ($)
Position    Year    Salary    Bonus        ($)        Award(s)    Options/SA   Payouts        (i)
                      ($)      ($)         (e)           ($)        Rs (#)       ($)
(a)          (b)      (c)      (d)                       (f)          (g)        (h)
----------  -----  ---------  ------  -------------  -----------  -----------  --------  -------------

Ray. . . .   2002       0      ___    $  126,294             ___          ___       ___            ___
Martin,
President,
 CEO
and sole
 director


Ray. . . .   2001       0      ___    $   77,324             ___          ___       ___            ___
Martin,
President,
 CEO
and sole
 director

                    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Denali. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                             PRINCIPAL  STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 100,000 shares if we sell the minimum and 400,000 shares if we sell the maximum. The table includes:

     each person known to us to be the beneficial owner of more than five percent of the outstanding shares each director of Denali Concrete Management, Inc.
     each  named  executive  officer  of  Denali  Concrete  Management,  Inc.


                                  # of Shares
                                  Beneficially  % Before         % After Offering
Name & Address                       Owned      Offering        Minimum       Maximum

Ray Martin(1)
300 East 54th Avenue,
Suite 200
Anchorage, AK 99513. . . . . . .     3,000,000      47.1%              46.4%     44.3%

Raymond L. Smith
300 East 5th Avenue, Suite 200
Anchorage, AK 99513. . . . . . .     3,000,000      47.1%              46.4%     44.3%

Total

    (1)  Officer  and  director

                 CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

       Spencer "Ray" Martin, our sole director and officer, and Raymond L. Smith, a majority shareholder, have entered into consulting agreements with the Company for which they were paid $77,324 and $33,500, respectively, during 2001. Mr. Martin was paid $126,294 for consulting services for the 12 months ended December 31, 2002, while Mr. Smith was not paid any consulting fees for this time period. Mr. Smith was, however, paid payroll compensation in the amount of $104,000 for the 12 months ended December 31, 2002. Mr. Martin also received reimbursement of out-of-pocket expenses of $7,663 for the 12 months ended December 31, 2002. During 2001, Messrs. Martin and Smith received founders stock in the amount of 3,000,000 shares each for $3,000 each (aggregate par value of shares purchased by cash). (Also see "Consulting Expense" which describes the services that were provided in return for the consulting fees.)


CONSULTING  SERVICES

     We have 12 month contracts in place (each with a term from January 1, 2004 through December 31, 2004) with Mr. Raymond Smith, a principal shareholder, and Mr. Martin, attached hereto as Exhibits 10.3 and 10.4, under the terms of which Mr. Smith and Mr. Martin would give professional advice and assistance in the areas of business development, corporate finance, management structure, time line projections and marketing. They would be paid up to $150,000 annually each for their services, depending on the services preformed and Company cash flows. Messrs. martin and Smith began providing consulting services to as us in March of 2001. Prior written consulting contracts were executed by us and each of Messrs. Martin and Smith for the period January 1, 2003 through December 31, 2003. For the period March 2001 through December 31, 2002, each of Messrs. Martin and Smith provided consulting services to us pursuant to oral contracts on terms consistent with their subsequent written consulting contracts. The consulting contracts of each of Messrs. Martin and Smith filed as Exhibits 10.3 and 10.4 provide that each of them may arrange for the services of others, if pre-approved by us, and that all such pre-approved costs for those services will be paid by us. Each of Messrs. Martin and Smith have over ten years of experience in the concrete industry.


                          DESCRIPTION  OF  THE  SECURITIES

COMMON  STOCK

     We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 6,370,430 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

TRANSFER  AGENT

     The transfer agent and registrar for our common stock is First American Stock Transfer of Phoenix, Arizona.

                        SHARES  AVAILABLE  FOR  FUTURE  SALE

     As of the date of this prospectus, there are 6,370,430 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 100,000 shares of common stock will be freely tradable if the minimum is sold and 400,000 shares of common stock will be freely tradable if the maximum is sold. 6,370,430 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

             MARKET  FOR  COMMON  STOCK  AND  RELATED  STOCKHOLDER  MATTERS

     We have 6,370,430 shares of our stock outstanding. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by Ray Martin, our officer and director. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our common stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for listing our shares.

     Currently the Shares are subject to Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered "penny stock" under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Should the broker-dealer fail to meet the disclosure requirements within the time specified under Rule 15g3, the purchaser may enjoy the right to rescind the transaction. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                              PLAN  OF  DISTRIBUTION

     We are offering up to 400,000 shares on a best efforts basis directly to the public through Mr. Ray Martin, an officer and director, who will offer the shares for Denali. The offering is a best efforts offering and will conclude 90 days from the date of this prospectus unless extended an additional 30 days our discretion. We may terminate this offering prior to the expiration date.

     In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Brighton Bank, N.A., Escrow Agent for Denali Concrete Management, Inc.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Mr. Ray Martin, our officer and director who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for his efforts, and who is not associated with a broker or dealer.

      Mr. Ray Martin will not register as a broker-dealer pursuant to Section
15  of  the  Securities  Exchange  Act  of  1934,  in  reliance  upon  Rule
3a4-1(a)(4)(ii), which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Specifically, Mr. Martin meets all of the conditions of the rule because: he primarily performs substantial duties for the Company otherwise than in connection with transactions in securities; he was not a broker or dealer, or an associated person of a broker or dealer within the preceding 12 months; and he has not participated in selling and offering of securities for any issuer during the preceding 12 months. Also, Mr. Martin meets the condition set forth in Rule 3a4-1(a)(1), that is he is not subject to a statutory disqualification, as defined in section 3(a)(39) of the Securities Exchange Act, at the time of his participation in the offering.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                                  LEGAL  MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202.

                                     EXPERTS

     The audited financial statements of Denali Concrete Management, Inc. as of September 30, 2002 appearing in this Prospectus and Registration Statement have been audited by Hawkins Accounting, Certified Public Accountant, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL  INFORMATION

     We  have  filed  a Registration Statement on Form SB-2 under the Securities
Act of 1933 as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Denali and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site, http://www.sec.gov.



                        DENALI CONCRETE MANAGEMENT, INC.
                          [A Development Stage Company]

                                    CONTENTS


                                                                  PAGE
                                                                  ----

Independent Auditors' Review Report . . . . . . . . . . . . . . .  25

Balance Sheets, December 31, 2002 and 2001. . . . . . . . . . . .  26

Statement of Operations, for the 12 Months Ending
September 30, 2002 and 2001 . . . . . . . . . . . . . . . . . . .  27

Statement of Stockholder's Equity, for the 12 Months Ending
December 31, 2002 and 2001. . . . . . . . . . . . . . . . . . . .  28

Statement of Cash Flows-Indirect Method, for the 12 Months
Ending December 31, 2002 and 2001 . . . . . . . . . . . . . . . .  29

Notes to Financial Statements, December 31, 2002 and 2001 . . . .  30

Independent Auditors' Review Report . . . . . . . . . . . . . . .  32

Balance Sheet, September 30, 2003 . . . . . . . . . . . . . . . .  33

Statement of Operations for the 9 Months
Ending September 30, 2003, 2002, and 2001 . . . . . . . . . . . .  34

Statement of Stockholders Equity for the 9 Months
Ending September 30, 2003, 2002, and 2001 . . . . . . . . . . . .  35

Statement of Cash Flows - Indirect Method, for the 9 Months
Ending September 30, 2003, 2002, and 2001  .. . . . . . . . . . .  36

Notes to Financial Statements, September 30, 2003, 2002, and 2001  37

To  the  Board  of  Directors  and  Shareholders
Denali  Concrete  Management,  Inc.
Anchorage,  Alaska

                          INDEPENDENT AUDITOR'S REPORT

I have audited the balance sheet of Denali Concrete Management, Inc. as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Denali Concrete Management, Inc as of December 31, 2002 and 2001, the results of operations and it's cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.


/S/RICHARD  HAWKINS
--------------------
Richard Hawkins


April  30,  2003



                        DENALI CONCRETE MANAGEMENT, INC
                                  BALANCE SHEET
                           DECEMBER 31, 2002 and 2001

                                                2002       2001
                                              ---------  ---------

ASSETS
--------------------------------------------
Current assets
Cash . . . . . . . . . . . . . . . . . . . .  $ 24,020   $ 18,591
Accounts receivable. . . . . . . . . . . . .   169,101     61,345
Deposits . . . . . . . . . . . . . . . . . .       265        265
                                              ---------  ---------
Total current assets . . . . . . . . . . . .   193,386     80,201
Fixed assets
Equipment. . . . . . . . . . . . . . . . . .     8,637      8,637
Vehicles . . . . . . . . . . . . . . . . . .     5,000      5,000
                                              ---------  ---------
                                                13,637     13,637
                                              ---------  ---------
Accumulated depreciation . . . . . . . . . .    (3,824)    (1,097)
                                              ---------  ---------
Total fixed assets . . . . . . . . . . . . .     9,813     12,540
                                              ---------  ---------

Total assets . . . . . . . . . . . . . . . .  $203,199   $ 92,741
                                              =========  =========

LIABILITIES AND STOCKHOLDER'S EQUITY
--------------------------------------------
Current liabilities
Accounts payable . . . . . . . . . . . . . .  $ 53,864   $ 11,937
Accrued interest payable . . . . . . . . . .         0        166
Federal income tax payable . . . . . . . . .     1,953          0
Garnishments . . . . . . . . . . . . . . . .         0        250
Notes payable. . . . . . . . . . . . . . . .       200      4,000
Payroll taxes payable. . . . . . . . . . . .     2,210      1,799
                                              ---------  ---------
Total current liabilities. . . . . . . . . .    58,227     18,152

Total liabilities. . . . . . . . . . . . . .    58,227     18,152

Stockholder's equity
Preferred stock 1,000,000 shares authorized,
0 outstanding
Common stock 50,000,000 shares authorized,
par value $.001 6,370,430 shares outstanding     6,370      6,284
Paid in capital. . . . . . . . . . . . . . .   127,535     97,621
Retained earnings . . . . . . . . . . . . . .   11,067    (29,316)
                                              ---------  ---------
Total shareholder's equity . . . . . . . . .   144,972     74,589
                                              ---------  ---------

Total liabilities and shareholder's equity .  $203,199   $ 92,741
                                              =========  =========

  The accompanying notes are an integral part of the financial statements


              DENALI  MANAGEMENT  COMPANY,  INC
                  STATEMENT  OF  OPERATION
  FOR  THE  YEARS  ENDING  DECEMBER  31,  2002  and  2001


                                       2002         2001
                                    -----------  -----------
                                    $1,198,531   $1,604,480
Revenue

Cost of revenue. . . . . . . . . .     411,162      798,094
                                    -----------  -----------

Gross profit . . . . . . . . . . .     787,369      806,386

EXPENSES
Consulting . . . . . . . . . . . .     142,198      120,951
Depreciation . . . . . . . . . . .       2,727        1,097
Equipment rental . . . . . . . . .       3,797        2,280
Health insurance . . . . . . . . .      17,086        7,278
Insurance. . . . . . . . . . . . .      43,803        8,147
Lease for lot. . . . . . . . . . .       3,500          830
Legal and accounting . . . . . . .      17,315       10,048
Miscellaneous. . . . . . . . . . .       1,232        5,946
Office expenses. . . . . . . . . .      13,289        6,135
Payroll costs. . . . . . . . . . .     482,016      658,695
Taxes and licenses . . . . . . . .         315          338
Telephone. . . . . . . . . . . . .       3,840          301
Travel . . . . . . . . . . . . . .       2,685        3,701
Vehicle expense. . . . . . . . . .      10,982        9,789
                                    -----------  -----------
TOTAL EXPENSES . . . . . . . . . .     744,785      835,536
                                    -----------  -----------
Net income (loss) from operations.      42,584      (29,150)

Other income and (expense)
Interest expense . . . . . . . . .        (248)        (166)
                                    -----------  -----------
NET INCOME (LOSS) PRIOR TO INCOME.      42,336   $  (29,316)
TAXES

Provision for income taxes
Federal income tax expense-
current. . . . . . . . . . . . . .       1,953            0
                                    -----------  -----------
NET INCOME (LOSS). . . . . . . . .      40,383      (29,316)
                                    ===========  ===========

Net loss per common share. . . . .               $    (0.01)
                                    ===========  ===========

Weighted average of shares
outstanding . . . . . . . . . . .                 6,246,680
                                    ===========  ===========

     The accompanying notes are an integral part of the financial statements


                        DENALI CONCRETE MANAGEMENT, INC.
                        STATEMENT OF STOCKHOLDER'S EQUITY
                FOR THE YEARS ENDING DECEMBER 31, 2002 and 2001


                                               PAID IN   EARNINGS
DATE                     SHARES      AMOUNT    CAPITAL    (LOSS)      TOTAL
---------------------  ----------  ----------  --------  ---------  ------------

April, 2001 . . . . .  6,005,000   $   6,005                        $     6,005
April, 2001 . . . . .    158,859         159     55,441                  55,600    6,163,859
May, 2001 . . . . . .     51,357          51     17,924                  17,975       34,238
June, 2001. . . . . .     37,000          37     12,913                  12,950       21,583
July, 2001. . . . . .     32,500          32     11,343                  11,375       10,750
Net loss for the year                                     (29,316)      (29,316)      16,250
                                                         ---------  ------------  ----------
                       6,284,716   $   6,284   $ 97,621  $(29,316)  $    74,589    6,246,680
                      ===========  ==========  ========  =========  ============


                                             2002
                                           ----------
December 31, 2001 . .  6,284,716   $   6,284   $ 97,621  $(29,316)  $    74,589
September, 2002 . . .     65,714          66     22,934                  23,000
December, 2002. . . .     20,000          20      6,980                   7,000
Net income. . . . . .                                      40,383        40,383
                                                         ---------  ------------
                       6,370,430   $   6,370   $127,535  $ 11,067   $    144,972
                      ===========  ==========  ========  =========  ============

     The accompanying notes are an integral part of the financial statements



                        DENALI CONCRETE MANAGEMENT, INC
                    STATEMENT OF CASH FLOWS-INDIRECT METHOD
                 FOR THE YEARS ENDED DECEMBER 31, 2002 and 2001


                                                           2002       2001
                                                        ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) . . . . . . . . . . . . . . . . . . . . . .     40,383   $(29,316)
Adjustments to reconcile net income
to net cash provided by operating activities
Depreciation . . . . . . . . . . . . . . . . . . . . .      2,727      1,097
Increase in accounts receivable. . . . . . . . . . . .   (107,756)   (61,345)
Increase in deposits . . . . . . . . . . . . . . . . .          0       (265)
Increase in accounts payable . . . . . . . . . . . . .     41,927     11,937
Increase in taxes payable. . . . . . . . . . . . . . .      1,953          0
Increase in accrued interest payable and garnishments.       (416)       416
Increase in payroll taxes payable. . . . . . . . . . .        411      1,799
                                                        ----------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . .    (20,771)   (75,677)

INVESTING ACTIVITIES
Purchase of assets . . . . . . . . . . . . . . . . . .          0    (13,637)

FINANCING ACTIVITIES
Sale of common stock . . . . . . . . . . . . . . . . .     30,000    103,905
Short term borrowings. . . . . . . . . . . . . . . . .     (3,800)     4,000
                                                        ----------  ---------
NET CASH REALIZED FROM FINANCING ACTIVITIES. . . . . .     26,200    107,905
                                                        ----------  ---------

INCREASE IN CASH AND CASH EQUIVALENTS. . . . . . . . .      5,429     18,591
CASH AND CASH EQUIVALENTS AT BEGINNING . . . . . . . .     18,591          0
                                                        ----------  ---------
CASH AND CASH EQUIVALENTS AT ENDING. . . . . . . . . .  $  24,020   $ 18,591
                                                        ==========  =========

     The accompanying notes are an integral part of the financial statements

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE  1:     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
             ----------------------------------------------

          Nature of the business -Denali Concrete Management, Inc (the "Company)
          ----------------------
          operates as a concrete company providing concrete and paving services for large projects on a per job basis for the state of Alaska and other large contractors.

          Pervasiveness  of  estimates - The preparation of financial statements
          ----------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash  and  cash  equivalents  -  For  financial statement presentation
          ----------------------------
          purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

          Property  and  equipment  - Property and equipment will be recorded at
          ------------------------
          cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation will be provided using the straight-line method, over the useful lives of the assets. Since the company has yet to commence operations, no depreciation has been taken. Equipment consists of moldings being developed.

          Income  taxes  -  Income  taxes  are  provided  for the tax effects of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for Financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

          Earnings  per share - Basic earnings per share amounts are computed by
          -------------------
          dividing the net income by the weighted average number of common shares outstanding.

NOTE  2:     BACKGROUND

The Company was incorporated under the laws of the State of Nevada on December 10, 1999. There was no activity in the Company until April 11, 2001.

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE  3:     COMMON  STOCK

          Founder's stock- at the initial organizational meeting of the Company,
          ---------------
          the board of directors voted to issue stock to the founders of the corporation. These shares, which total 6,005,000 shares, are to be issued for consideration of $.001 per share. The founders exercised their rights to purchase these shares on April 11, 2001 as reflected in the Statement of Shareholder's Equity.

          Common  Stock-At  the  initial  meeting  of  the  Company the board of
          -------------
          directors further voted to issue through a private placement common stock. The offering price of this offering was to be $.35 a share and the proceeds were to total $100,000. On July 24, 2001, the board of directors voted to discontinue the offering of its shares of common stock. At the time the board of directors discontinued the offering a total of $97,900 had been raised from 19 investors from the sale of 279,716 shares of common stock. During the year ending December 31, 2002 the Company issued 85,714 shares for an additional $30,000 in proceeds. These issues were to accredited investors.

NOTE  4:     RELATED  PARTY  TRANSACTIONS

          The Company paid two of the founders a total of $237,307 and $116,500 for management fees and salaries in the operation of the Company during the years ending December 31, 2002 and 2001 respectively. One of the founders was also reimbursed a total of $7,663 for the repayment of out of pocket expenses he incurred on behalf of the Company for the year ending December 31, 2001.

NOTE  5:     INCOME  TAXES

          The provision of income tax consists for the tax years ended December 31:

          Current  tax  provision                  2002           2001
          -----------------------                 -------        -----
          Federal                                 $1,953          $  0

          The Company is incorporated in the state of Nevada where there is no state corporate tax so no provision is made for state corporate tax. The federal corporate tax rate is 15%.

          The net operating loss that occurred in the prior year was used in the current year.

NOTE  6:     LEASES

          The Company leases its office space under the terms of an operating lease. The terms of the lease are for an unspecified amount of time as there is no expiration clause in the lease because it is month to month. The Company has no intentions on moving out of the space.

                              Amount
                              ------

                          2003     $4,000
                          2004     $4,000
                          2005     $4,000
                          2006     $4,000
                          2007     $4,000

To  the  Board  of  Directors
Denali  Concrete  Management,  Incorporated
Anchorage,  Alaska

                         INDEPENDENT ACCOUNTANT'S REPORT


I have reviewed the accompanying balance sheet of Denali Concrete Management, Incorporated as of September 30, 2003, 2002 and 2001 and the related statement of operations stockholders' equity and the statement of cash flows for the nine months then ended. All information included in these financial statements is the representation of the management of Denali Concrete Management, Incorporated.

I conducted my review in accordance with standards established by the American Institute of Public Accountants. A review of interim financial information consists principally of applying analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such as opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements and the cumulative results of operations and cash flows in order for them to be in conformity with generally accepted accounting principles.






December  8,  2003



              DENALI CONCRETE MANAGEMENT, INC.
                    BALANCE SHEET
                  SEPTEMBER 30, 2003


ASSETS                                              2003
Current assets
  Cash . . . . . . . . . . . . . . . . . . . . .  $ 34,363
  Accounts receivable. . . . . . . . . . . . . .   498,695
  Deposits . . . . . . . . . . . . . . . . . . .       265
                                                  ---------
    Total current assets . . . . . . . . . . . .   533,323

Fixed assets
  Equipment. . . . . . . . . . . . . . . . . . .    96,872
  Vehicles . . . . . . . . . . . . . . . . . . .    17,125
                                                  ---------
                                                   113,997
                                                  ---------
  Accumulated depreciation . . . . . . . . . . .    (7,574)
                                                  ---------
    Total fixed assets . . . . . . . . . . . . .   106,423
                                                  ---------

      Total assets . . . . . . . . . . . . . . .  $639,746
                                                  =========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Accounts payable . . . . . . . . . . . . . . .  $225,541
  Accrued interest payable . . . . . . . . . . .         0
  Federal income tax payable . . . . . . . . . .         0
  Garnishments . . . . . . . . . . . . . . . . .         0
  Notes payable. . . . . . . . . . . . . . . . .   129,439
  Payroll taxes payable. . . . . . . . . . . . .   104,140
                                                  ---------
    Total current liabilities. . . . . . . . . .   459,120

      Total liabilities. . . . . . . . . . . . .   459,120

Stockholder's equity
  Preferred stock 1,000,000 shares
  authorized, 0 outstanding
  Common stock 50,000,000 shares authorized,
    par value $.001 6,370,430 shares outstanding     6,370
  Paid in capital. . . . . . . . . . . . . . . .   127,535
  Retained earnings. . . . . . . . . . . . . . .    46,721
                                                  ---------
    Total shareholder's equity . . . . . . . . .   180,626
                                                  ---------

      Total liabilities and. . . . . . . . . . .  $639,746
                                                  =========
      shareholder's equity

The  accompanying  notes  are  an  integral  part  of  the financial statements.



            DENALI  MANAGEMENT  COMPANY,  INC.
                  STATEMENT OF OPERATION
      FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2003 and 2002


                                             2003         2002
                                          -----------  -----------
Revenue. . . . . . . . . . . . . . . . .  $1,038,263   $  924,722

Cost of revenue. . . . . . . . . . . . .     427,572      322,217
                                          -----------  -----------

Gross profit . . . . . . . . . . . . . .     610,691      602,505

Expenses
  Consulting . . . . . . . . . . . . . .      32,912       97,886
  Depreciation . . . . . . . . . . . . .       3,750          675
  Equipment rental . . . . . . . . . . .       2,956        3,325
  Health insurance . . . . . . . . . . .       7,494       11,799
  Insurance. . . . . . . . . . . . . . .      48,016       44,897
  Legal and accounting . . . . . . . . .       9,837        1,490
  Miscellaneous. . . . . . . . . . . . .       5,404        1,316
  Office expenses. . . . . . . . . . . .       1,898       11,101
  Rent . . . . . . . . . . . . . . . . .       8,245          600
  Payroll costs. . . . . . . . . . . . .     440,131      353,074
  Taxes and licenses . . . . . . . . . .       2,519          180
  Telephone. . . . . . . . . . . . . . .       2,396        2,286
  Travel . . . . . . . . . . . . . . . .         300        1,463
  Vehicle expense. . . . . . . . . . . .       8,384        3,989
                                          -----------  -----------
    Total expenses . . . . . . . . . . .     574,242      534,081
                                          -----------  -----------
  Net income (loss) from operations. . .      36,449       68,424
Other income and (expense)
  Interest expense . . . . . . . . . . .        (795)        (247)
                                          -----------  -----------
Net income (loss) prior to income taxes.      35,654       68,177

Net loss per common share. . . . . . . .  $     0.01   $     0.01
                                          ===========  ===========

Weighted average of shares outstanding .   6,370,430    6,316,287
                                          ===========  ===========

The  accompanying  notes  are  an  integral  part  of  the financial statements.



DENALI  CONCRETE  MANAGEMENT,  INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
            FOR NINE MONTHS ENDING SEPTEMBER 30, 2003, 2002 and 2001


                                           Paid In    Earnings
Date                 Shares      Amount    Capital     (Loss)      Total
April, 2001 . . .  6,005,000   $   6,005                          $  6,005
April, 2001 . . .    158,859         159     55,441                55,600
May, 2001 . . . .     51,357          51     17,924                17,975
June, 2001. . . .     37,000          37     12,913                12,950
July, 2001. . . .     32,500          32     11,343                11,375
Net loss. . . . .                                     (172,491)   (172,491)
                   ----------  ----------  --------  ----------  ---------
                   6,284,716   $   6,284   $ 97,621  $(172,491)  $(68,586)
                   ==========  ==========  ========  ==========  ==========



             2002
December 31, 2001  6,284,716   $   6,284   $ 97,621  $ (29,316)  $ 74,589
September, 2002 .     65,714          66     22,934                23,000
Net Income. . . .                                       68,177     68,177
                   ----------  ----------  --------  ----------  ---------
                   6,350,430   $   6,350   $120,555  $  38,861   $165,766
                   ==========  ==========  ========  ==========  ==========


             2003
                   6,370,430   $   6,370   $127,535  $  11,067   $144,972
Net Income. . . .                                       35,654     35,654
                   ----------  ----------  --------  ----------  ---------
                   6,370,430   $   6,370   $127,535  $  46,721   $180,626
                   ==========  ==========  ========  ==========  ==========

    The accompanying notes are an integral part of the financial statements.



                DENALI CONCRETE MANAGEMENT, INC.
            STATEMENT OF CASH FLOWS-INDIRECT METHOD
       FOR NINE MONTHS ENDED SEPTEMBER 30, 2003 and 2002


                                           2003        2002
CASH FLOWS FROM OPERATING
ACTIVITIES
Net Income . . . . . . . . . . . . . .  $  35,654   $  68,178
Adjustments to reconcile net
income to net cash provided by
operating activities
Depreciation . . . . . . . . . . . . .      3,750         675
Increase in accounts receivable. . . .   (329,594)   (196,077)
Increase in deposits . . . . . . . . .          0           0
Increase in accounts payable . . . . .    171,677     105,758
Increase in taxes payable. . . . . . .     (1,953)       (415)
Increase in accrued payables . . . . .          0           0
Increase in payroll taxes payable. . .    101,930      15,701
                                        ----------  ----------
NET CASH PROVIDED
BY OPERATING ACTIVITIES. . . . . . . .    (18,536)     (6,180)

INVESTING ACTIVITIES
    Purchase of assets . . . . . . . .    100,360       2,200

FINANCING ACTIVITIES
Sale of common stock . . . . . . . . .          0      23,000
Borrowings for equipment purchase. . .     50,000
Short term borrowings. . . . . . . . .     79,239           0
Pay off of short term borrowings . . .                 (4,000)
Net cash realized
                                        ----------  ----------
from financing activities. . . . . . .    129,239      19,000
Increase in cash and equivalents . . .     10,343      10,620
Cash and cash equivalents at beginning     24,020      18,591
                                        ----------  ----------
Cash and equivalents at ending . . . .  $  34,363   $  29,211
                                        ==========  ==========

    The accompanying notes are an integral part of the financial statements.

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                        SEPTEMBER 30, 2003, 2002 AND 2001


NOTE  1:  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
          ----------------------------------------------

          Nature of the business -Denali Concrete Management, Inc (the "Company)
          ----------------------
          operates as a concrete company providing concrete and paving services for large projects on a per job basis for the state of Alaska and other large contractors.

          Pervasiveness  of  estimates - The preparation of financial statements
          ----------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash  and  cash  equivalents  -  For  financial statement presentation
          ----------------------------
          purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

          Property  and  equipment  - Property and equipment will be recorded at
          ------------------------
          cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation will be provided using the straight-line method, over the useful lives of the assets. Since the company has yet to commence operations, no depreciation has been taken. Equipment consists of moldings being deeloped.

          Income  taxes  -  Income  taxes  are  provided  for the tax effects of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for Financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

          Earnings  per share - Basic earnings per share amounts are computed by
          -------------------
          dividing the net income by the weighted average number of common shares outstanding.

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                        SEPTEMBER 30, 2003, 2002 AND 2001


          Bad  debts- Because the Company has contracts with the State of Alaska
          ----------
          and general contractors that deal with municipalities, all revenue billings are deemed collectible, thus no provision for bad debts has been recognized.

          Revenue  recognition-  The  Company  recognizes  revenue  based on the
          --------------------
          amount of feet of concrete poured. This is in accordance with the Contracts that the Company signs with general contractors. Revenue is recognized when the billings are submitted to the general contractor.

          Material  adjustments  -  Management  is  not  aware  of  any material
          ---------------------
          adjustments  that  need  to  be  made  to  these financial statements.

NOTE  2:  BACKGROUND
          ----------

          The Company was incorporated under the laws of the State of Nevada on December 10, 1999. There was no activity in the Company until April 11, 2001.

NOTE  3:  COMMON  STOCK
          -------------

          Founder's stock- at the initial organizational meeting of the Company,
          ---------------
          the board of directors voted to issue stock to the founders of the corporation. These shares, which total 6,005,000 shares, are to be issued for consideration of $.001 per share. The founders exercised their rights to purchase these shares on April 11, 2001 as reflected in the Statement of Shareholder's Equity.

          Common  Stock-At  the  initial  meeting  of  the  Company the board of
          -------------
          directors further voted to issue through a private placement common stock. The offering price of this offering was to be $.35 a share and the proceeds were to total $100,000. On July 24, 2001, the board of directors voted to discontinue the offering of its shares of common stock. For the period ending September 30, 2001 a total of $86,175 had been raised in the issuance of 246,216 shares of common stock. In September 2002 an additional 65,714 shares were sold raising $23,000. There were no equity transactions for the period ending September 30, 2003.

NOTE  4:  RELATED  PARTY  TRANSACTIONS
          ----------------------------

          The Company paid two of the founders a total of $32,912, $93,844 and $43,000 during the periods ending September 30, 2003, 2002 and 2001 respectively for management fees in the operation of the Company. One of the founders was also reimbursed a total of $4,686 during the nine months ended September 30, 2001 for the repayment of out of pocket expenses he incurred on behalf of the Company.

          Consulting fees were paid for services rendered to other shareholders for the nine months ending September 30, 2002 and 2001, $4,000 and $10,000 respectively. These were for services rendered to the Company in the development of the registration for filing.

NOTE  5:  INCOME  TAXES
          -------------

          Because of the seasonal fluctuation of the work being performed it is not possible to estimate the net taxable income liability that would be due during the interim periods ending September 30. Thus no tax provision is made for the financial statements and results of operations for this period.

NOTE  6:  LEASES
          ------

          The Company rents office and storage facilities on a month-to-month basis. These leases are treated as operating leases. For the period ending September 30, 2003 and 2002 that rent expense was $8245 and $600 respectively.

NOTE  7:  NOTES  PAYABLE
                 -------

          On September 25, 2003 the Company borrowed $75,000 from the bank for the purpose of working capital and purchasing a piece of equipment. The debt is secured by the accounts receivable of the company. The terms of the loan are interest payments only until January 25, 2004 at which time the entire principal is due. The interest rate is 7 %.

          The Company purchased a curb machine and financed it at 8% per annum. Payment terms are as follows, one payment November 1, 2003 of $2,778.00 for principal and interest. Interest only payments until June, 2004 and a payment of $2,778.00 for six months at which time the Company pays only interest only for a period of 6 months at which time payments are $2,778.00 for six consecutive months. Maturity of the loan is October 1, 2006.

Payment  Schedule:

2003     $  2,871
2004     $ 92,155
2005      $17,500
2006     $ 18,000

================================================================================

                               $50,000  /  $200,000




                        DENALI  CONCRETE  MANAGEMENT,  INC.




                             100,000  SHARES  MINIMUM
                             400,000  SHARES  MAXIMUM
                                  COMMON  STOCK
                                 $.001  PAR  VALUE






                              ---------------------
                                   PROSPECTUS
                              ---------------------













                                      DATE

================================================================================
================================================================================
__________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------
TABLE  OF  CONTENTS
--------------------------------

Prospectus Summary. . . . . . . . . . . . . . . .      1
Risk Factors. . . . . . . . . . . . . . . . . . .      1
Forward-Looking Statements. . . . . . . . . . . .      3
Dilution and Comparative Data . . . . . . . . . .      4
Use of Proceeds . . . . . . . . . . . . . . . . .      5
Determination of Offering Price . . . . . . . . .      5
Description of Business . . . . . . . . . . . . .      6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS. . . . .     10
Management. . . . . . . . . . . . . . . . . . . .     14
Compensation. . . . . . . . . . . . . . . . . . .     14
Indemnification of Directors and Officers . . . .     14
Principal Stockholders. . . . . . . . . . . . . .  .  15
Certain Relationships and Related Transactions. .     15
Description of the Securities . . . . . . . . . .  .  16
Shares Available for Future Sale. . . . . . . . .     16
Market for Common Stock . . . . . . . . . . . . .     17
Plan of Distribution. . . . . . . . . . . . . . .     17
Legal Matters . . . . . . . . . . . . . . . . . .     18
Experts . . . . . . . . . . . . . . . . . . . . .     18
Additional Information. . . . . . . . . . . . . .     18
Index to Financial Statements . . . . . . . . . .     19

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
================================================================================

                PART  II  -  INFORMATION  NOT  REQUIRED  IN  PROSPECTUS
ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Registrant's Articles of Incorporation eliminate the personal liability of its directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Nevada Corporation Act does not eliminate personal liability for monetary damages for
(i) any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) voting for or assenting to a distribution in violation of Nevada law or the Registrant's Articles of Incorporation, or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit.
     The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Nevada law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Nevada Corporation Act further provides that indemnification shall be provided if the party in question is wholly successful, on the merits or otherwise.

     There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.
     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:


Total Registration Fee under Securities Act of 1933 . . .  $     19
Printing and Engraving. . . . . . . . . . . . . . . . . .  $ 2,000*
Accounting Fees and Expenses. . . . . . . . . . . . . . .  $ 7,000*
Legal Fees and Expenses . . . . . . . . . . . . . . . . .  $20,000*
Blue Sky Fees and Expenses (including related legal fees)  $ 2,500*
Transfer Agent Fees . . . . . . . . . . . . . . . . . . .  $ 2,000*
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .  $ 1,481*
Total . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 35,000
                                                           ========

*  Estimated

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     Since its inception, the Registrant has issued a total of 6,005,000 shares of its common stock to its founders in reliance on Section 4(2) of the Securities Act of 1933 as a sale not involving a public offering. From April 2001 to December 2002, the Company issued 365,430 shares of common stock to a total of 20 investors at $.35 per share in reliance on Section 4(2) and Rule 506 of Regulation D. All of these investors were accredited investors and purchase their shares for investment purposes. Each investor had a pre-existing relationship with the Company or its sole director and officer. No broker was involved and no commissions were paid in the transactions.

ITEM  27.  EXHIBITS.

     Reference  is  made  to  the  Exhibit  Index  appearing  on  Page  II-4.

ITEM  28.  UNDERTAKINGS.

     The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on February 10, 2004.

     Denali  Concrete  Management,  Inc.


     By:/s/  Spencer  R.  Martin
        ---------------------------
        President,  Chief  Executive

     By:/s/  Spencer  R.  Martin
        ------------------------------------------
        Chief  Accounting  and  Financial  Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                        Title                     Date
-------------------------    --------------------------     ------------------

By: /s/ Spencer R. Martin               Director             February 10, 2004
-------------------------
Spencer  R.  Martin



                                        EXHIBIT  INDEX


Exhibit #  Description
---------  ---------------------------------------------------------------------------------


      4.1       Articles of Incorporation of Denali Concrete Management, Inc.**

      4.2       Certificate of Amendment to Articles of Incorporation**

      4.3       Bylaws of Denali Concrete Management, Inc.**

      5.1       Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*

     10.1       Subscription Agreement*

  10.2      Escrow Agreement with Escrow Specialists of Salt Lake City, Utah*

     10.3      Consulting Agreement with Raymond Smith*

     10.4      Consulting Agreement with Ray Martin*

     23.1     Consent of Hawkins Accounting*

     23.2        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).*

*    Filed  herewith.
**   Previously  filed.


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